                                                                    EXHIBIT 99.2

                                              UGI Corporation 2003 Annual Report

FINANCIAL REVIEW

BUSINESS OVERVIEW

UGI Corporation ("UGI") is a holding company that distributes and markets energy products and related services through subsidiaries and joint-venture affiliates. We are a domestic and international distributor of propane; a provider of natural gas and electricity service through regulated local distribution utilities; a generator of electricity through our ownership interests in electric generation facilities; a regional marketer of energy commodities; and a provider of heating and cooling services.

         We conduct a national propane distribution business through AmeriGas Partners, L.P. ("AmeriGas Partners") and its principal operating subsidiaries AmeriGas Propane, L.P. ("AmeriGas OLP") and AmeriGas Eagle Propane, L.P. ("Eagle OLP"). At September 30, 2003, UGI, through its wholly owned second-tier subsidiary AmeriGas Propane, Inc. (the "General Partner"), held an approximate 48% effective interest in the Partnership. We refer to AmeriGas Partners and its subsidiaries together as "the Partnership" and the General Partner and its subsidiaries, including the Partnership, as "AmeriGas Propane."

         Our natural gas and electric distribution utilities are conducted through UGI Utilities, Inc. ("UGI Utilities"). UGI Utilities owns and operates a natural gas distribution utility ("Gas Utility") in parts of eastern and southeastern Pennsylvania and an electricity distribution utility ("Electric Utility") in northeastern Pennsylvania. Gas Utility and Electric Utility are subject to regulation by the Pennsylvania Public Utility Commission ("PUC").

         Our wholly owned subsidiary UGI Enterprises, Inc. ("Enterprises") conducts an energy marketing business primarily in the Eastern region of the United States through its wholly owned subsidiary, UGI Energy Services, Inc. ("Energy Services"). Energy Services' wholly owned subsidiary UGI Development Company ("UGID") and UGID's joint-venture affiliate Hunlock Creek Energy Ventures ("Energy Ventures") own interests in Pennsylvania-based electricity generation assets. Prior to its transfer to Energy Services in June 2003, UGID was a wholly owned subsidiary of UGI Utilities. Through other subsidiaries, Enterprises (1) owns and operates a propane distribution business in Austria, the Czech Republic and Slovakia ("FLAGA"); (2) owns and operates a heating, ventilation and air-conditioning service business in the Middle Atlantic states ("HVAC"); and (3) participates in propane joint-venture businesses in France ("Antargaz") and in the Nantong region of China.

         This Financial Review should be read in conjunction with our Consolidated Financial Statements and Notes to Consolidated Financial Statements including the business segment information included in Note 21.

RESULTS OF OPERATIONS

2003 COMPARED WITH 2002
CONSOLIDATED RESULTS

                                                                                                            Variance -
                                                                                                            Favorable
                                                    2003                          2002                     (Unfavorable)
                                       ---------------------------   ---------------------------    ---------------------------
                                                        DILUTED                        Diluted                        Diluted
                                           NET          EARNINGS         Net          Earnings          Net          Earnings
                                          INCOME       PER SHARE        Income       Per Share         Income       Per Share
                                       ----------------------------------------------------------------------------------------
(Millions of dollars, except per
 share)
AmeriGas Propane                       $     23.2     $     0.55     $     17.4     $     0.42     $      5.8      $     0.13
Gas Utility                                  48.0           1.11           36.4           0.87           11.6            0.24
Electric Utility                             10.6           0.24            5.3           0.12            5.3            0.12
Energy Services                              11.2           0.26            7.3           0.17            3.9            0.09
International Propane                         3.6           0.08            7.5           0.18           (3.9)          (0.10)
Corporate & Other                             2.3           0.05            1.6           0.04            0.7            0.01
                                       ----------     ----------     ----------     ----------     ----------      ----------
Total                                  $     98.9     $     2.29     $     75.5     $     1.80     $     23.4      $     0.49
                                       ----------     ----------     ----------     ----------     ----------      ----------

         Net income and earnings per share were higher in Fiscal 2003 reflecting the effects of colder heating-season weather in our Gas Utility, Electric Utility and AmeriGas Propane service territories and the effects of acquisitions and other growth initiatives in our electricity generation and Energy Services businesses. This improved performance was partially offset by a decline in FLAGA's Fiscal 2003 results and the absence of income from our debt investments in Antargaz redeemed in July 2002.

         The following table presents certain financial and statistical information by reportable segment for Fiscal 2003 and Fiscal 2002:

                                                                             Increase
                                            2003          2002              (Decrease)
                                         ----------    ----------     ------------------------
(Millions of dollars)
AMERIGAS PROPANE:
Revenues                                 $  1,628.4    $  1,307.9     $    320.5          24.5%
Total margin (a)                         $    718.1    $    654.8     $     63.3           9.7%
Partnership EBITDA (b)                   $    234.4    $    209.6     $     24.8          11.8%
Operating income                         $    164.5    $    145.0     $     19.5          13.4%
Retail gallons sold (millions) (c)          1,074.9         987.5           87.4           8.9%
Degree days - % colder (warmer)
      than normal (d)                           0.2%        (10.0)%            -             -

GAS UTILITY:
Revenues                                 $    539.9    $    404.5     $    135.4          33.5%
Total margin (a)                         $    196.9    $    162.9     $     34.0          20.9%
Operating income                         $     96.1    $     77.1     $     19.0          24.6%
Income before income taxes               $     80.7    $     62.9     $     17.8          28.3%
System throughput -
      billions of cubic feet ("bcf")           83.8          70.5           13.3          18.9%
Degree days - % colder (warmer)
      than normal                               7.0%        (17.4)%            -             -

ELECTRIC UTILITY:
Revenues                                 $     88.8    $     83.5     $      5.3           6.3%
Total margin (a)                         $     40.3    $     30.2     $     10.1          33.4%
Operating income                         $     20.3    $     11.7     $      8.6          73.5%
Income before income taxes               $     18.0    $      9.3     $      8.7          93.5%
Distribution sales - millions of
      kilowatt hours ("gwh")                  980.0         933.6           46.4           5.0%

ENERGY SERVICES:
Revenues                                 $    668.0    $    344.8     $    323.2          93.7%
Total margin (a)                         $     35.6    $     24.1     $     11.5          47.7%
Income before income taxes               $     19.2    $     12.6     $      6.6          52.4%

INTERNATIONAL PROPANE:
Revenues                                 $     54.5    $     46.7     $      7.8          16.7%
Total margin (a)                         $     27.1    $     24.1     $      3.0          12.4%
Operating income                         $      0.7    $      3.9     $     (3.2)        (82.1)%
Income from equity investees             $      5.9    $      8.3     $     (2.4)        (28.9)%
Income before income taxes               $      2.5    $      8.0     $     (5.5)        (68.8)%
                                         ----------    ----------     ----------        ------

(a) Total margin represents total revenues less total cost of sales and, with respect to Electric Utility, revenue-related taxes, i.e. Electric Utility gross receipts taxes, of $4.8 million and $4.6 million in 2003 and 2002, respectively. For financial statement purposes, revenue-related taxes are included in "taxes other than income taxes" on the Consolidated Statements of Income.

(b) Partnership EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States of America. Management uses Partnership EBITDA as the primary measure of segment profitability for the AmeriGas Propane segment (see Note 21 to Consolidated Financial Statements).

(c) Retail gallons sold in 2003 include certain bulk gallons previously considered wholesale gallons. Prior-year gallon amounts have been adjusted to conform to the current year classification.

(d) Deviation from average heating degree days based upon national weather statistics provided by the National Oceanic and Atmospheric Administration ("NOAA") for 335 airports in the United States, excluding Alaska.

         AMERIGAS PROPANE. Weather based upon heating degree days was essentially normal during Fiscal 2003 compared to weather that was 10.0% warmer than normal in Fiscal 2002. Although temperatures nationwide averaged near normal during Fiscal 2003, our overall results reflect weather that was significantly warmer in the West and generally colder than normal in the East. Retail propane volumes sold increased 87.4 million gallons in Fiscal 2003 due principally to the effects of the colder weather and, to a much lesser extent, volume growth from acquisitions and customer growth. These increases were achieved notwithstanding the effects of price-induced customer conservation and, with respect to commercial and industrial customers, continuing economic weakness.

         Retail propane revenues increased $272.7 million reflecting (1) a $175.1 million increase due to higher average selling prices and (2) a $97.6 million increase due to the higher retail volumes sold. Wholesale propane revenues increased $38.3 million reflecting (1) a $31.7 million increase due to higher average selling prices and (2) a $6.6 million increase due to the higher volumes sold. The higher retail and wholesale selling prices reflect significantly higher propane product costs during Fiscal 2003 resulting from, among other things, higher crude oil and natural gas prices and lower propane inventories. Other revenues from ancillary sales and services were $125.8 million in Fiscal 2003 and $116.3 million in Fiscal 2002. Total cost of sales increased $257.2 million reflecting the higher propane product costs and higher volumes sold.

         The $63.3 million increase in total margin is principally due to the higher propane gallons sold and, to a lesser extent, slightly higher average retail propane unit margins. Notwithstanding the previously mentioned significant increase in the commodity price of propane, retail propane unit margins were slightly higher than the prior year reflecting the effects of the higher average selling prices and the benefits of favorable propane product cost management activities. Beginning in Fiscal 2002 and continuing in Fiscal 2003, unit margins associated with the Partnership's Prefilled Propane Xchange program ("PPX(R)") were higher than historical levels reflecting increases in PPX(R) sales prices to fund cylinder valve replacement capital expenditures. These capital expenditures resulted from National Fire Protection Association ("NFPA") guidelines enacted in Fiscal 2002 requiring propane grill cylinders be fitted with overfill protection devices ("OPDs"). The extent to which this level of PPX(R) margin is sustainable in the future will depend upon a number of factors including the continuing rate of OPD valve replacement and competitive market conditions.

         Partnership EBITDA increased $24.8 million in Fiscal 2003 reflecting the previously mentioned increase in total margin and a $4.6 million increase in other income partially offset by a $40.6 million increase in Partnership operating and administrative expenses and a $2.3 million increase in losses associated with early extinguishments of long-term debt. Operating and administrative expenses increased principally due to higher medical and general insurance expenses, higher distribution expenses as a result of the previously mentioned greater retail volumes, and higher incentive compensation and uncollectible accounts expenses. In addition, the Partnership incurred $3.8 million of costs during Fiscal 2003 associated with a realign-

                                              UGI Corporation 2003 Annual Report

ment of the Partnership's management structure announced in June 2003. Other income in Fiscal 2003 includes a gain of $1.1 million from the settlement of certain hedge contracts and greater income from finance charges and asset sales while other income in the prior year was reduced by a $2.1 million loss from declines in the value of propane commodity option contracts. Operating income in Fiscal 2003 increased less than the increase in Partnership EBITDA due to higher depreciation expense principally associated with PPX(R) partially offset by the previously mentioned increase in losses associated with early extinguishments of long-term debt.

GAS UTILITY. Weather in Gas Utility's service territory based upon heating degree days was 7.0% colder than normal during Fiscal 2003 compared to weather that was 17.4% warmer than normal during Fiscal 2002. The significantly colder weather resulted in higher heating-related sales to firm- residential, commercial and industrial ("retail core-market") customers and, to a lesser extent, greater volumes transported for residential, commercial and industrial delivery service customers. System throughput in Fiscal 2003 also benefited from a year-over-year increase in the number of customers.

         Gas Utility revenues increased principally as a result of the previously mentioned greater retail core-market and delivery service volumes and higher average retail core-market purchased gas cost ("PGC") rates resulting from higher natural gas costs. Gas Utility cost of gas was $343.0 million in Fiscal 2003, an increase of $101.3 million from the prior year, reflecting the higher retail core-market volumes sold and the higher retail core-market PGC rates.

         The increase in Gas Utility total margin principally reflects a $27.1 million increase in retail core-market total margin due to the higher retail core-market sales and increased margin from greater delivery service volumes.

         The increase in Gas Utility operating income principally reflects the increase in total margin partially offset by a $12.7 million increase in operating and administrative expenses and lower other income. Fiscal 2003 operating and administrative expenses include higher costs associated with litigation-related costs and expenses, greater distribution system maintenance expenses, higher uncollectible accounts expenses and increased incentive compensation costs. Other income declined $3.2 million principally reflecting a $2.2 million decrease in pension income and lower interest income on PGC undercollections. The increase in Gas Utility income before income taxes reflects the increase in operating income offset by higher interest expense on PGC overcollections and, beginning July 1, 2003, dividends on preferred shares.

ELECTRIC UTILITY. Electric Utility's Fiscal 2003 kilowatt-hour distribution sales increased principally as a result of weather that was 8.4% colder than normal compared to weather that was 14.5% warmer than normal in the prior year.

         The higher Electric Utility revenues reflect the previously mentioned increase in Electric Utility kilowatt-hour distribution sales. Beginning September 2002, Electric Utility began purchasing its power needs exclusively from third-party electricity suppliers under fixed-price energy and capacity contracts and, to a much lesser extent, on the spot market. Notwithstanding the increase in Electric Utility revenues, cost of sales decreased $5.0 million in Fiscal 2003 due to lower Electric Utility per-unit purchased power costs.

         The increase in Electric Utility total margin principally reflects lower Electric Utility per-unit purchased power costs and the increase in Electric Utility sales. The higher Fiscal 2003 operating income reflects the greater total margin partially offset by higher operating and administrative expenses resulting from higher transmission and distribution expenses and a $0.4 million decrease in other income. The increase in Electric Utility income before income taxes reflects the increase in operating income and slightly lower interest expense.

ENERGY SERVICES. The increase in Energy Services' revenues in Fiscal 2003 resulted from higher natural gas prices and, to a lesser extent, a more than 40% increase in natural gas volumes sold due in large part to the March 2003 acquisition of the northeastern U.S. gas marketing business of TXU Energy Retail Company, L.P., a subsidiary of TXU Energy (the "TXU Energy Acquisition") and greater sales of electricity produced by UGID's electricity generation assets to third parties. Prior to September 2002, UGID sold substantially all of the electricity it produced to Electric Utility with the associated revenue and margin eliminated in our consolidated results. Beginning September 2002, UGID began selling electric power produced from its interests in electricity generating facilities to third parties on the spot market. Additionally, the greater Fiscal 2003 UGID sales and revenues reflect UGID's June 26, 2003 purchase of an additional 4.9% (83 megawatt) interest in the Conemaugh electricity generation station located near Johnstown, Pennsylvania ("Conemaugh"). The greater Energy Services' Fiscal 2003 total margin reflects the increase in natural gas volumes sold partially offset by slightly lower average unit margins and margin from the greater sales of electricity produced by UGID's electricity generation assets to third parties. The increase in total margin was partially offset by higher operating expenses resulting principally from the TXU Energy Acquisition, growth initiatives and our purchase of the additional interest in Conemaugh.

INTERNATIONAL PROPANE. FLAGA's revenues increased $7.8 million, notwithstanding a 5% decline in volumes sold, primarily reflecting the currency translation effects of a stronger euro and, to a lesser extent, higher average selling prices. Volumes were lower in Fiscal 2003 principally due to the loss of a high-volume, low unit margin customer and, to a lesser extent, price-induced conservation and continued weak economic activity. The increase in Fiscal 2003 total margin reflects the translation effects of the stronger euro. The decline in FLAGA operating income, notwithstanding the increase in total margin, is substantially the result of the translation effects of the stronger euro on operating and administrative expenses and, to a lesser extent, higher base-currency expenses.

         The decline in Fiscal 2003 earnings from our equity investees is principally a result of the July 2002 redemption of our debt investments in AGZ Holdings ("AGZ"), the parent company of Antargaz. Income from our debt investments in AGZ in Fiscal 2002 includes $0.9 million of interest income and a currency transaction gain of $1.6 million resulting from the early redemption of this euro-denominated debt in July 2002. Equity income from AGZ in Fiscal 2003 was comparable with Fiscal 2002, notwithstanding a decline in Antargaz' base-currency results, reflecting the effects of the stronger euro. The decline in International Propane income before income taxes reflects the combined decrease in FLAGA operating income and in our income from equity investees offset by slightly lower interest expense.

INTEREST EXPENSE AND INCOME TAXES. Interest expense was $109.2 million in Fiscal 2003 compared to $109.1 million in Fiscal 2002 as slightly higher UGI Utilities interest expense was partially offset by slightly lower Partnership interest expense. The Company's effective income tax rate was 37.8% in Fiscal 2003 and Fiscal 2002.

2002 COMPARED WITH 2001
CONSOLIDATED RESULTS

                                                                                                        Variance -
                                                                                                         Favorable
                                                    2002                       2001                    (Unfavorable)
                                         -------------------------   ------------------------    ------------------------
                                                                                    Diluted                     Diluted
                                                          Diluted        Net        Earnings        Net         Earnings
                                              Net        Earnings      Income       (Loss)         Income        (Loss)
                                            Income       Per Share     (Loss)      Per Share       (Loss)      Per Share
                                         ------------   ----------   ----------    ----------    ----------    ----------
(Millions of dollars, except per share)
AmeriGas Propane                           $     17.4   $     0.42   $     13.5    $     0.33    $      3.9    $     0.09
Gas Utility                                      36.4         0.87         41.9          1.02          (5.5)        (0.15)
Electric Utility                                  5.3         0.12          1.7          0.04           3.6          0.08
Energy Services                                   7.3         0.17          7.0          0.17           0.3             -
International Propane                             7.5         0.18         (4.4)        (0.11)         11.9          0.29
Corporate & Other (a)                             1.6         0.04         (7.7)        (0.18)          9.3          0.22
Changes in accounting (b)                           -            -          4.5          0.11          (4.5)        (0.11)
                                           ----------   ----------   ----------    ----------    ----------    ----------
Total (c)                                  $     75.5   $     1.80   $     56.5    $     1.38    $     19.0    $     0.42
                                           ----------   ----------   ----------    ----------    ----------    ----------

(a) Net loss in Fiscal 2001 includes after-tax shut-down costs of $5.5 million or $0.13 per share associated with Hearth USA(TM) (see Note 16 to Consolidated Financial Statements) and a $1.2 million loss or $0.03 per share associated with the write-down of an investment in a business-to-business e-commerce company.

(b) Fiscal 2001 amounts include cumulative effect of accounting changes associated with (1) the Partnership's changes in accounting for tank fee revenue and tank installation costs and (2) the Company's adoption of SFAS 133 (see Note 15 to Consolidated Financial Statements).

(c) Results for Fiscal 2002 reflect the elimination of goodwill amortization resulting from the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." Pro Forma net income and diluted earnings per share for Fiscal 2001 as if the adoption of SFAS 142 had occurred as of October 1, 2000 is $70.5 million and $1.72, respectively. For a detailed discussion of SFAS 142 and its impact on the Company's results, see
Note 1 to Consolidated Financial Statements.

         Although significantly warmer than normal weather negatively affected UGI Utilities' and AmeriGas Propane's Fiscal 2002 operating results, our Fiscal 2002 net income and earnings per share increased more than 30%. The increase in net income reflects the elimination of goodwill amortization as a result of the adoption of SFAS 142, a significant increase in income from our International Propane businesses, and the benefit of higher growth-related earnings from our Energy Services business. In addition, results in Fiscal 2001 were negatively impacted by operating losses and shut-down costs associated with Hearth USA(TM).

         The following table presents certain financial and statistical information by reportable segment for Fiscal 2002 and Fiscal 2001:

                                                                            Increase
                                         2002           2001               (Decrease)
                                      ----------     ----------     ------------------------
(Millions of dollars)
AMERIGAS PROPANE:
Revenues                              $  1,307.9     $  1,418.4     $   (110.5)         (7.8)%
Total margin                          $    654.8     $    571.4     $     83.4          14.6%
Partnership EBITDA                    $    209.6     $    220.3     $    (10.7)         (4.9%)
Operating income                      $    145.0     $    133.8     $     11.2           8.4%
Retail gallons sold (millions) (a)         987.5          866.8          120.7          13.9%
Degree days - % colder (warmer)
     than normal                           (10.0)%          2.6%             -             -

GAS UTILITY:
Revenues                              $    404.5     $    500.8     $    (96.3)        (19.2)%
Total margin                          $    162.9     $    177.9     $    (15.0)         (8.4)%
Operating income                      $     77.1     $     87.8     $    (10.7)        (12.2)%
Income before income taxes            $     62.9     $     71.5     $     (8.6)        (12.0)%
System throughput - bcf                     70.5           77.3           (6.8)         (8.8)%
Degree days - % colder (warmer)
     than normal                           (17.4)%          2.0%             -             -

ELECTRIC UTILITY:
Revenues                              $     83.5     $     81.9     $      1.6           2.0%
Total margin (b)                      $     30.2     $     23.3     $      6.9          29.6%
Operating income                      $     11.7     $      5.7     $      6.0         105.3%
Income before income taxes            $      9.3     $      3.0     $      6.3         210.0%
Distribution sales - gwh                   933.6          945.5          (11.9)        (1.3)%

ENERGY SERVICES:
Revenues                              $    344.8     $    386.0     $    (41.2)        (10.7)%
Total margin                          $     24.1     $     18.7     $      5.4          28.9%
Operating income                      $     12.6     $     12.3     $      0.3           2.4%
Income before income taxes            $     12.6     $     11.9     $      0.7           5.9%

INTERNATIONAL PROPANE:
Revenues                              $     46.7     $     50.9     $     (4.2)         (8.3)%
Total margin                          $     24.1     $     22.5     $      1.6           7.1%
Operating income                      $      3.9     $      0.8     $      3.1         387.5%
Income (loss) from equity investees   $      8.3     $     (1.5)    $      9.8           N.M.
Income before income taxes            $      8.0     $     (5.6)    $     13.6           N.M.

N.M. -- Not Meaningful

(a) Retail gallons sold in 2002 and 2001 have been adjusted to include certain bulk gallons previously considered wholesale gallons.

(b) Electric Utility total margin represents total revenues less cost of sales and Electric Utility gross receipts taxes of $4.6 million and $3.4 million in 2002 and 2001, respectively.

AMERIGAS PROPANE. The Partnership's Fiscal 2002 operating results were negatively impacted by significantly warmer than normal heating-season weather. Fiscal 2002 temperatures based upon heating degree day data provided by NOAA were approximately 10.0% warmer than normal and 12.3% warmer than Fiscal 2001. Notwithstanding the impact of the warmer weather on heating-related sales and the effects of a sluggish U.S. economy on commercial sales, retail gallons sold increased 120.7 million gallons principally as a result of the full-

                                              UGI Corporation 2003 Annual Report

year effect of the Partnership's August 21, 2001 acquisition of Columbia Propane and, to a much lesser extent, greater volumes from our PPX(R) grill cylinder exchange business. The increase in PPX(R) sales principally reflects the effect on Fiscal 2002 grill cylinder exchanges resulting from the previously mentioned NFPA guidelines requiring grill cylinders be fitted with OPDs and, to a lesser extent, the full-year effects of Fiscal 2001 increases in the number of PPX(R) distribution outlets.

         Retail propane revenues were $1,102.8 million in Fiscal 2002, a decrease of $44.5 million from Fiscal 2001, reflecting a $204.3 million decrease as a result of lower average selling prices partially offset by a $159.8 million increase as a result of the greater retail volumes sold. Wholesale propane revenues were $88.8 million in Fiscal 2002, a decrease of $86.8 million, reflecting a $50.2 million decrease due to lower average selling prices and a $36.6 million decrease as a result of lower wholesale volumes sold. The lower Fiscal 2002 retail and wholesale selling prices resulted from lower Fiscal 2002 propane product costs. Revenues from other sales and services increased $20.8 million primarily due to the full-year impact of the Columbia Propane acquisition. Total cost of sales declined $193.9 million in Fiscal 2002 reflecting lower average propane product costs and the lower wholesale sales partially offset by the higher retail gallons sold.

         Total margin increased $83.4 million reflecting the full-year volume impact of the Columbia Propane acquisition and a $25.5 million increase in total margin from PPX(R) reflecting higher volumes and unit margins. PPX(R) propane unit margins in Fiscal 2002 were higher than in Fiscal 2001 reflecting increases in sales prices to fund OPD valve replacement capital expenditures on out-of-compliance grill cylinders.

         Partnership EBITDA increased $1.8 million (excluding the $12.5 million cumulative effect of the Partnership's changes in accounting for tank fee revenue and tank installation costs and the adoption of SFAS 133 in Fiscal 2001) as the significant increase in total margin was substantially offset by a $78.9 million increase in Partnership operating and administrative expenses and a decrease in other income. EBITDA of PPX(R) increased approximately $21 million in Fiscal 2002 partially offsetting the effects of the significantly warmer winter weather on our heating-related volumes. The greater operating and administrative expenses in Fiscal 2002 resulted primarily from the full-year impact of the Columbia Propane acquisition and higher volume-driven PPX(R) expenses. During Fiscal 2002, the Partnership completed its planned blending of 90 Columbia Propane distribution locations with existing AmeriGas Propane locations. As a result of these district consolidations and other cost reduction activities, management believes that by September 30, 2002 it achieved its anticipated $24 million reduction in annualized operating cost savings subsequent to the acquisition of Columbia Propane. Operating income increased $11.2 million principally due to the cessation of goodwill amortization in Fiscal 2002 as a result of the adoption of SFAS 142 partially offset by higher depreciation and intangible asset amortization associated with Columbia Propane and higher PPX(R) depreciation. Fiscal 2001 operating income includes $23.8 million of goodwill amortization.

GAS UTILITY. Weather in Gas Utility's service territory during Fiscal 2002 based upon heating degree days was 17.4% warmer than normal compared to weather that was 2.0% colder than normal in Fiscal 2001. As a result of the significantly warmer weather and the effects of a weak economy on commercial and industrial natural gas usage, distribution system throughput declined 8.8%.

         The $96.3 million decrease in Fiscal 2002 Gas Utility revenue reflects the impact of lower PGC rates, resulting from the pass through of lower natural gas costs to retail core-market customers, and the lower distribution system throughput. Gas Utility cost of gas was $241.7 million in Fiscal 2002 compared to $322.9 million in Fiscal 2001 reflecting lower natural gas costs and the decline in retail core-market throughput in Fiscal 2002.

         The decline in Gas Utility margin principally reflects a $6.0 million decline in retail core-market margin due to the lower sales; a $6.6 million decline in interruptible margin due principally to the flowback of certain interruptible customer margin to retail core-market customers beginning December 1, 2001 pursuant to the Gas Restructuring Order; and lower firm delivery service total margin due to lower delivery service volumes. Interruptible customers are those who have the ability to switch to alternate fuels.

         Gas Utility operating income declined $10.7 million in Fiscal 2002 reflecting the previously mentioned decline in total margin and a decrease in pension income partially offset by lower operating expenses. Operating expenses declined $4.1 million primarily as a result of lower charges for uncollectible accounts and lower distribution system expenses. Depreciation expense declined $1.2 million due to a change effective April 1, 2002 in the estimated useful lives of Gas Utility's natural gas distribution assets resulting from an asset life study required by the PUC. The decline in Gas Utility income before income taxes reflects the decrease in operating income offset by lower interest expense resulting from lower levels of UGI Utilities bank loans outstanding and lower short-term interest rates.

ELECTRIC UTILITY. The decline in Electric Utility kilowatt-hour sales in Fiscal 2002 reflects the effects on heating-related sales of significantly warmer winter weather partially offset by the beneficial effect on air conditioning sales of warmer summer weather. Notwithstanding the decrease in total kilowatt-hour sales, revenues increased $1.6 million principally due to an increase in state tax surcharge revenue. Electric Utility cost of sales was $48.7 million in Fiscal 2002 compared to $55.2 million in Fiscal 2001 principally reflecting the impact of the lower sales and lower purchased power unit costs.

         Electric Utility total margin increased $6.9 million in Fiscal 2002 as a result of lower purchased power unit costs partially offset by the warmer winter weather-driven decline in sales. Operating income increased $6.0 million reflecting the greater total margin partially offset by higher operating and administrative costs and a decline in other income. The increase in Electric Utility income before income taxes reflects the increase in operating income and lower interest expense.

ENERGY SERVICES. Revenues from Energy Services declined $41.2 million, notwithstanding a 27% increase in natural gas volumes sold, reflecting significantly lower natural gas prices and lower sales of electricity produced by UGID's electric generation facilities. Total margin increased principally as a result of the acquisition of the energy marketing businesses of PG Energy in July 2001, income from providing winter storage services and higher average unit margins partially offset by the previously mentioned lower sales of electricity produced. The increase in total margin was principally offset by higher operating expenses subsequent to the PG Energy acquisition and a decline in other income. The increase in Energy Services income before income taxes reflects the increase in operating income and the absence of interest expense on debt under its financing agreement with UGI that was repaid in Fiscal 2002.

INTERNATIONAL PROPANE. FLAGA's revenues in Fiscal 2002 were lower than in the prior year as a result of lower average selling prices reflecting lower average propane product costs. Weather based upon heating degree days was approximately 10% warmer than normal in Fiscal 2002 compared to weather that was 12% warmer than normal in Fiscal 2001. The increase in FLAGA's total margin reflects higher average unit margins principally as a result of declining propane product costs. FLAGA's operating results also benefited from lower operating expenses, principally reduced payroll costs, and a $1.2 million decrease in goodwill amortization resulting from the adoption of SFAS 142.

         The significant increase in income from our international propane joint ventures in Fiscal 2002 principally reflects the full-year benefits from our debt and equity investments in AGZ Holdings acquired on March 27, 2001. Operating results of Antargaz in Fiscal 2002 benefited from higher than normal unit margins, principally as a result of lower propane product costs, and the elimination of goodwill amortization effective April 1, 2002. In addition, income from our debt investments in AGZ in Fiscal 2002 includes $0.9 million of interest income and a currency transaction gain of $1.6 million resulting from AGZ's early redemption of this euro-denominated debt in July 2002. Loss from International Propane joint ventures in Fiscal 2001 includes a loss of $1.1 million from the write-off of our propane joint-venture investment located in Romania. The increase in International Propane income before income taxes reflects the combined increase in FLAGA operating income and in our income from equity investees and lower interest expense resulting from lower short-term interest rates.

INTEREST EXPENSE AND INCOME TAXES. The increase in interest expense principally reflects higher Partnership long-term debt outstanding resulting from the Columbia Propane acquisition partially offset by lower levels of UGI Utilities and Partnership bank loans outstanding and lower short-term interest rates. The lower effective income tax rate in Fiscal 2002 principally reflects the elimination of nondeductible goodwill amortization resulting from the adoption of SFAS 142 and greater equity income from Antargaz.

FINANCIAL CONDITION AND LIQUIDITY

CAPITALIZATION AND LIQUIDITY

Total cash, cash equivalents and short-term investments were $192.1 million at September 30, 2003 compared with $194.3 million at September 30, 2002. These amounts include $116.3 million and $114.0 million, respectively, of cash, cash equivalents and short-term investments held by UGI.

         The primary sources of UGI's cash and short-term investments are the cash dividends it receives from its principal operating subsidiaries AmeriGas, Inc., UGI Utilities and, to a lesser extent, Enterprises. AmeriGas, Inc.'s ability to pay dividends to UGI is largely dependent upon distributions it receives from AmeriGas Partners. At September 30, 2003, our approximate 48% effective ownership interest in the Partnership consisted of 24.5 million Common Units and a 2% general partner interest. Approximately 45 days after the end of each fiscal quarter, the Partnership distributes all of its Available Cash (as defined in the Second Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, the "Partnership Agreement") relating to such fiscal quarter. Since its formation in 1995, the Partnership has paid the Minimum Quarterly Distribution of $0.55 ("MQD") on all limited partner units outstanding. The amount of Available Cash needed annually to pay the MQD on all units and the general partner interests in Fiscal 2003, 2002 and 2001 was approximately $112 million, $109 million and $99 million, respectively. Based upon the number of Partnership units outstanding on September 30, 2003, the amount of Available Cash needed annually to pay the MQD on all units and the general partner interests is approximately $117 million. The ability of the Partnership to pay the MQD on all units depends upon a number of factors. These factors include (1) the level of Partnership earnings; (2) the cash needs of the Partnership's operations (including cash needed for maintaining and increasing operating capacity); (3) changes in operating working capital; and (4) the ability of the Partnership to borrow under its Credit Agreement, to refinance maturing debt and to increase its long-term debt. Some of these factors are affected by conditions beyond our control including weather, competition in markets we serve, the cost of propane and changes in capital market conditions.

         During Fiscal 2003, 2002 and 2001, AmeriGas, Inc., UGI Utilities and Enterprises paid cash dividends to UGI as follows:

     Year Ended September 30,           2003            2002            2001
-----------------------------------   ----------     ----------     ----------
(Millions of dollars)
AmeriGas, Inc.                           $  44.7       $   49.4      $    41.0
UGI Utilities                               33.9           37.9           35.3
Enterprises                                  7.1           23.6(a)           -
                                      ----------     ----------     ----------
Total dividends to UGI                   $  85.7       $  110.9      $    76.3
                                      ----------     ----------     ----------

(a) Includes $17.0 of the proceeds related to the redemption of AGZ Bonds.

         Dividends received by UGI are available to pay dividends on UGI Common Stock and for investment purposes.

         On January 28, 2003, UGI's Board of Directors approved a 3-for-2 split of UGI's Common Stock. On April 1, 2003, UGI issued one additional common share for every two common shares outstanding to shareholders of record on February 28,

                                              UGI Corporation 2003 Annual Report

2003. Also on January 28, 2003, UGI's Board of Directors approved an increase in the quarterly dividend rate on UGI Common Stock to $0.285 per post-split share, or $1.14 per post-split share on an annual basis, commencing April 1, 2003.

AMERIGAS PARTNERS. The Partnership's debt outstanding at September 30, 2003 totaled $927.3 million. There were no amounts outstanding under AmeriGas OLP's Credit Agreement at September 30, 2003.

         AmeriGas OLP's Credit Agreement expires on October 15, 2006 and consists of (1) a $100 million Revolving Credit Facility and (2) a $75 million Acquisition Facility. The Revolving Credit Facility may be used for working capital and general purposes of AmeriGas OLP. The Acquisition Facility provides AmeriGas OLP with the ability to borrow up to $75 million to finance the purchase of propane businesses or propane business assets or, to the extent it is not so used, may be used for working capital and general purposes. Issued and outstanding letters of credit under the Revolving Credit Facility, which reduce the amount available for borrowings, totaled $33.4 million at September 30, 2003. AmeriGas OLP's short-term borrowing needs are seasonal and are typically greatest during the fall and winter heating-season months due to the need to fund higher levels of working capital.

         AmeriGas OLP also has a credit agreement with the General Partner to borrow up to $20 million on an unsecured, subordinated basis, for working capital and general purposes. UGI has agreed to contribute up to $20 million to the General Partner to fund such borrowings.

         AmeriGas Partners periodically issues debt and equity securities and expects to continue to do so. It has effective debt and equity shelf registration statements with the U.S. Securities and Exchange Commission ("SEC") under which it may issue up to an additional (1) $28 million principal amount of 8.875% Senior Notes due 2011, (2) 1.4 million AmeriGas Partners Common Units and
(3) up to $500 million of debt or equity pursuant to an unallocated shelf registration statement.

         AmeriGas OLP must maintain certain financial ratios in order to borrow under its Credit Agreement including a minimum interest coverage ratio and a maximum debt to EBITDA ratio, as defined. AmeriGas OLP's ratios calculated as of September 30, 2003 permit it to borrow up to the maximum amount available. For a more detailed discussion of the Partnership's credit facilities, see Note 4 to Consolidated Financial Statements. Based upon existing cash balances, cash expected to be generated from operations, borrowings available under its Credit Agreement, and the expected refinancing of its maturing long-term debt, the Partnership's management believes that the Partnership will be able to meet its anticipated contractual commitments and projected cash needs during Fiscal 2004.

UGI UTILITIES. UGI Utilities' total debt outstanding was $258.0 million at September 30, 2003. Included in this amount is $40.7 million under revolving credit agreements.

UGI Utilities has revolving credit commitments under which it may borrow up to a total of $107 million. These agreements are currently scheduled to expire in June 2005 and 2006. The revolving credit agreements have restrictions on such items as total debt, debt service and payments for investments. At September 30, 2003, UGI Utilities was in compliance with these covenants. UGI Utilities has a shelf registration statement with the SEC under which it may issue up to an additional $40 million of Medium-Term Notes or other debt securities. Based upon cash expected to be generated from Gas Utility and Electric Utility operations and borrowings available under revolving credit agreements, management believes that UGI Utilities will be able to meet its anticipated contractual and projected cash commitments during Fiscal 2004. For a more detailed discussion of UGI Utilities' long-term debt and revolving credit facilities, see Note 4 to Consolidated Financial Statements.

ENERGY SERVICES. Energy Services has a $100 million receivables purchase facility ("Receivables Facility") with an issuer of receivables-backed commercial paper expiring on August 26, 2006, although the Receivables Facility may terminate prior to such date due to the termination of the commitments of the Receivables Facility back-up purchasers. Under the Receivables Facility, Energy Services transfers, on an ongoing basis and without recourse, its trade accounts receivable to its wholly owned, special purpose subsidiary, Energy Services Funding Corporation ("ESFC"), which is consolidated for financial statement purposes. ESFC, in turn, has sold, and subject to certain conditions, may from time to time sell, an undivided interest in the receivables to a commercial paper conduit of a major bank. The maximum level of funding available at any one time from this facility is $100 million. The proceeds of these sales are less than the face amount of the accounts receivable sold by an amount that approximates the purchaser's financing cost of issuing its own receivables-backed commercial paper. ESFC was created and has been structured to isolate its assets from creditors of Energy Services and its affiliates, including UGI. This two-step transaction is accounted for as a sale of receivables following the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Energy Services continues to service, administer and collect trade receivables on behalf of the commercial paper issuer and ESFC. At September 30, 2003, the outstanding balance of ESFC receivables was $38.5 million which amount is net of $17 million in trade receivables sold to the commercial paper conduit. Based upon cash expected to be generated from operations and borrowings available under its Receivables Facility, management believes that Energy Services will be able to meet its anticipated contractual and projected cash commitments during Fiscal 2004.

         In addition, a major bank has committed to issue up to $50 million of standby letters of credit, secured by cash or marketable securities ("LC Facility"). Energy Services expects to fund the collateral requirements with borrowings under its Receivables Facility. The LC Facility expires on September 13, 2004.

FLAGA. FLAGA has a 15 million euro working capital loan commitment from a European bank expiring in November 2004. Borrowings under the working capital facility totaled 13.6 million euro ($15.9 million U.S. dollar equivalent) at September 30, 2003. Debt issued under this agreement, as well as $73.1 million of acquisition and special purpose debt of FLAGA, are subject to guarantees of UGI. For a more detailed discussion of FLAGA's debt, see Note 4 to Consolidated Financial Statements.

FLAGA's management expects to repay long-term debt maturing in Fiscal 2004 of $5.7 million principally through cash generated from operations and capital contributions from UGI.

CASH FLOWS

OPERATING ACTIVITIES. Due to the seasonal nature of the Company's businesses, cash flows from operating activities are generally strongest during the second and third fiscal quarters when customers pay for natural gas, propane and electricity consumed during the heating season months. Conversely, operating cash flows are generally at their lowest levels during the first and fourth fiscal quarters when the Company's investment in working capital, principally inventories and accounts receivable, is generally greatest. The Company's major business units use revolving credit facilities, or in the case of Energy Services its Receivables Facility, to satisfy their seasonal operating cash flow needs. Cash flow from operating activities was $249.1 million in Fiscal 2003, $247.5 million in Fiscal 2002, and $203.5 million in Fiscal 2001. Cash flow from operating activities before changes in operating working capital was $256.3 million in Fiscal 2003, $233.7 million in Fiscal 2002, and $179.8 million in Fiscal 2001. Changes in operating working capital used $7.2 million of cash in Fiscal 2003, and provided $13.8 million and $23.7 million of cash in Fiscal 2002 and Fiscal 2001, respectively. Cash needed to fund Fiscal 2003 increases in accounts receivable and inventories resulting from higher natural gas and propane commodity prices was substantially offset by cash provided from changes in accounts payable, Gas Utility fuel cost overcollections, and accrued income taxes.

INVESTING ACTIVITIES. Cash flow used in investing activities was $226.1 million in Fiscal 2003, $66.4 million in Fiscal 2002, and $313.3 million in Fiscal 2001. Investing activity cash flow is principally affected by capital expenditures and investments in property, plant and equipment, cash paid for acquisitions of businesses, investments in and distributions from our equity investees, and proceeds from sales of assets. During Fiscal 2003, we spent $100.9 million for property, plant and equipment, an increase of $6.2 million from Fiscal 2002, principally reflecting higher Gas Utility and FLAGA capital expenditures. Cash paid for business acquisitions in Fiscal 2003 principally reflects Partnership business acquisitions and Energy Services' TXU Energy Acquisition. Additionally, during Fiscal 2003 the Company purchased an additional 4.9% interest in Conemaugh for $51.3 million and received a cash dividend from AGZ of $5.6 million. Also during Fiscal 2003, UGI invested $50 million of its cash and cash equivalents in short-term investments.

FINANCING ACTIVITIES. Cash flow used by financing activities was $75.3 million in Fiscal 2003 and $74.3 million in Fiscal 2002 compared to cash flow provided by financing activities of $103.7 million in Fiscal 2001. Financing activity cash flow changes are primarily due to issuances and repayments of long-term debt, net borrowings under revolving credit facilities, dividends and distributions on UGI Common Stock and AmeriGas Partners Common Units, and proceeds from public offerings of AmeriGas Partners Common Units and issuances of UGI Common Stock.

         In June 2003, AmeriGas Partners sold 2.9 million Common Units in an underwritten public offering at a public offering price of $27.12 per unit. The net proceeds of the public offering totaling $75.0 million, and associated capital contributions from the General Partner totaling $1.5 million, were contributed to AmeriGas OLP and used to reduce indebtedness under its bank credit agreement and for general partnership purposes. The underwriters' overallotment option expired unexercised. Concurrent with this sale of Common Units, the Company recorded a gain in the amount of $22.6 million, which is reflected as an increase in common stockholders' equity, in accordance with the guidance in SEC Staff Accounting Bulletin, No. 51, "Accounting for Sales of Common Stock by a Subsidiary" ("SAB 51"). The gain had no effect on the Company's net income or cash flow.

         The Partnership also completed a number of debt transactions during Fiscal 2003. In December 2002, AmeriGas Partners issued $88 million face amount of 8.875% Senior Notes due 2011 at an effective interest rate of 8.30%. The net proceeds of $89.1 million were used in January 2003 to redeem prior to maturity AmeriGas Partners' $85 million face amount of 10.125% Senior Notes due April 2007 at a redemption price of 102.25%, plus accrued interest. The Company recognized a pre-tax loss, net of minority interests, of $1.5 million relating to the redemption premium and other associated costs and expenses. In April 2003, AmeriGas OLP repaid $53.8 million of maturing First Mortgage Notes. In conjunction with this repayment, in April 2003 AmeriGas Partners issued $32 million face amount of 8.875% Senior Notes due 2011 at an effective interest rate of 7.72% and contributed the net proceeds of $33.7 million, including debt premium, to AmeriGas OLP.

         In August 2003, UGI Utilities issued $25 million of ten-year notes at an interest rate of 5.37% and $20 million of 30-year notes at an interest rate of 6.50% under its Medium-Term Note program. The net proceeds along with existing cash balances were used to repay $50 million of 6.50% Senior Notes that matured in August 2003.

         During Fiscal 2003 we paid cash dividends on UGI Common Stock of $47.7 million and the Partnership paid the MQD on all limited partner units. The increase in cash flow from the issuance of UGI Common Stock in Fiscal 2003 is principally the result of greater employee stock option exercise activity.

CONVERSION OF AMERIGAS PARTNERS SUBORDINATED UNITS

In December 2002, the General Partner determined that the cash-based performance and distribution requirements for the conversion of the then-remaining 9,891,072 Subordinated Units of AmeriGas Partners, all of which were held by the General Partner, had been met in respect of the quarter ended September 30, 2002. As a result, in accordance with the Second Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., the Subordinated Units were converted to an equivalent number of Common Units effective November 18, 2002. Concurrent with the Subordinated Unit conversion, the Company recorded a $157.0 million increase in common stockholders' equity, and a corresponding decrease in minority interests in AmeriGas Partners, associated with gains from sales of Common Units by AmeriGas Partners in conjunction with, and subsequent to, the Partnership's April 19, 1995 initial public offering. These gains

                                              UGI Corporation 2003 Annual Report

were determined in accordance with the guidance in SAB 51. The gains resulted because the public offering prices of the AmeriGas Partners Common Units exceeded the associated carrying amount of our investment in the Partnership on the dates of their sale. Due to the preference nature of the Common Units, the Company was precluded from recording these gains until the Subordinated Units converted to Common Units. No deferred income taxes were recorded on these gains due to the Company's intent to hold its investment in the Partnership indefinitely. The changes to the Company's balance sheet resulting from the Subordinated Unit conversion had no effect on the Company's net income or cash flow and did not result in an increase in the number of AmeriGas Partners limited partner units outstanding.

UGI UTILITIES PENSION PLAN

UGI Utilities sponsors a defined benefit pension plan ("Pension Plan") for employees of UGI Utilities, UGI, and certain of UGI's other subsidiaries. During Fiscal 2002 and 2001, the market value of plan assets was negatively affected by declines in the equity markets. Equity market performance improved in Fiscal 2003 and, as a result, the fair value of Pension Plan assets increased to $183.9 million at September 30, 2003 compared to $166.1 million at September 30, 2002. At September 30, 2003 and 2002, the Pension Plan's assets exceeded its accumulated benefit obligations by $7.3 million and $7.2 million, respectively. The Company is in full compliance with regulations governing defined benefit pension plans, including ERISA rules and regulations, and does not anticipate it will be required to make a contribution to the Pension Plan in Fiscal 2004. Pre-tax pension income reflected in Fiscal 2003, 2002 and 2001 results was $1.1 million, $4.0 million and $5.9 million, respectively. The decrease in pension income during this period reflects the significant declines in the market value of Pension Plan assets and decreases in the discount rate assumption. Pension expense in Fiscal 2004 is expected to be approximately $1.2 million compared to pension income of $1.1 million in Fiscal 2003 due to decreases in the discount rate and expected return on Pension Plan assets assumptions.

CAPITAL EXPENDITURES

In the following table, we present capital expenditures (which include expenditures for capital leases but exclude acquisitions) by business segment for Fiscal 2003, 2002 and 2001. We also provide amounts we expect to spend in Fiscal 2004. We expect to finance Fiscal 2004 capital expenditures principally from cash generated by operations and borrowings under our credit facilities.

Year Ended September 30,     2004          2003       2002      2001
------------------------   --------     --------   --------   --------
(Millions of dollars)      (estimate)
AmeriGas Propane           $   58.1     $   53.4   $   53.5   $   39.2
Gas Utility                    38.0         37.2       31.0       31.8
Electric Utility                4.9          4.1        4.6        4.7
Energy Services                 1.3          1.0        1.2        0.5
International Propane           4.2          4.5        3.9        2.7
Other                           1.0          1.2        0.5        0.4
                           --------     --------   --------   --------
Total                      $  107.5     $  101.4   $   94.7   $   79.3
                           --------     --------   --------   --------

CONTRACTUAL CASH OBLIGATIONS AND COMMITMENTS

The Company has certain contractual cash obligations that extend beyond Fiscal 2003 including scheduled repayments of long-term debt and UGI Utilities preferred shares subject to mandatory redemption, operating lease payments and unconditional purchase obligations for pipeline capacity, pipeline transportation and natural gas storage services, and commitments to purchase natural gas, propane and electricity. The following table presents significant contractual cash obligations under agreements existing as of September 30, 2003 (in millions).

                                              Payments Due by Period
                           --------------------------------------------------------
                                        less than    2 - 3      4 - 5         After
                             Total        1 year     years      years        5 years
                           --------     ---------    ------     ------       -------
Long-term debt             $1,207.2       $ 61.9     $307.9     $132.8       $704.6
UGI Utilities preferred
   shares subject to
   mandatory redemption        20.0            -        2.0        2.0         16.0
Operating leases              189.3         40.1       63.0       43.3         42.9
AmeriGas Propane
   supply contracts            16.7         16.7          -          -            -
Energy Services supply
   contracts                  510.4        435.3       73.7        1.4            -
Gas Utility and Electric
   Utility supply, storage
   and service contracts      406.9        157.1      136.0       39.8         74.0
                           --------     ---------   -------     ------       -------
Total                      $2,350.5       $711.1     $582.6     $219.3       $837.5
                           --------     ---------   -------     ------       -------

RELATED PARTY TRANSACTIONS

During Fiscal 2003, 2002 and 2001, the Company did not enter into any related party transactions that had a material effect on its financial condition or results of operations.

OFF-BALANCE SHEET ARRANGEMENTS

We lease various buildings and other facilities and transportation, computer and office equipment. We account for these arrangements as operating leases. These off-balance sheet arrangements enable us to lease facilities and equipment from third parties rather than, among other options, purchasing the equipment and facilities using on-balance sheet financing. For a summary of scheduled future payments under these lease arrangements, see "Contractual Cash Obligations and Commitments."

UTILITY REGULATORY MATTERS

As a result of Pennsylvania's Natural Gas Choice and Competition Act ("Gas Competition Act") signed into law on June 22, 1999, all natural gas consumers in Pennsylvania have the ability to purchase their gas supplies from the supplier of their choice. Under the Gas Competition Act, local gas distribution companies ("LDCs") like Gas Utility may continue to sell gas to customers, and such sales of gas, as well as distribution services provided by LDCs, continue to be subject to rate regulation by the PUC. LDCs serve as the supplier of last resort for all residential and small commercial and industrial customers. As of

September 30, 2003, less than five percent of Gas Utility's retail customers purchase their gas from alternative suppliers.

         On June 29, 2000, the PUC issued its order ("Gas Restructuring Order") approving Gas Utility's restructuring plan filed by Gas Utility pursuant to the Gas Competition Act. Among other things, the implementation of the Gas Restructuring Order resulted in an increase in Gas Utility's retail core-market base rates effective October 1, 2000. This base rate increase was designed to generate approximately $16.7 million in additional net annual revenues. In accordance with the Gas Restructuring Order, Gas Utility reduced its retail core-market PGC rates by an annualized amount of $16.7 million in the first 14 months following the October 1, 2000 base rate increase.

         Effective December 1, 2001, Gas Utility was required to reduce its retail core-market PGC rates by amounts equal to the margin it receives from interruptible customers using pipeline capacity contracted by Gas Utility for retail core-market customers. As a result, Gas Utility operating results are more sensitive to the effects of heating-season weather and less sensitive to the market prices of alternative fuels.

         The PUC approved a settlement establishing rules for Electric Utility Provider of Last Resort ("POLR") service on March 28, 2002, and a separate settlement that modified these rules on June 13, 2002 (collectively, the "POLR Settlement"). Under the terms of the POLR Settlement, Electric Utility terminated stranded cost recovery from commercial and industrial ("C&I") customers on July 31, 2002, and from residential customers on October 31, 2002, and is no longer subject to the statutory generation rate caps as of August 1, 2002 for C&I customers and as of November 1, 2002 for residential customers. Stranded costs are electric generation-related costs that traditionally would be recoverable in a regulated environment but may not be recoverable in a competitive electric generation market. Charges for generation service (1) were initially set at a level equal to the rates paid by Electric Utility customers for POLR service under the statutory rate caps; (2) may be raised at certain designated times by up to 5% of the total rate for distribution, transmission and generation through December 2004; and (3) may be set at market rates thereafter. Electric Utility may also offer multiple-year POLR contracts to its customers. The POLR Settlement provides for annual shopping periods during which customers may elect to remain on POLR service or choose an alternate supplier. Customers who do not select an alternate supplier will be obligated to remain on POLR service until the next shopping period. Residential customers who return to POLR service at a time other than during the annual shopping period must remain on POLR service until the date of the second open shopping period after returning. C&I customers who return to POLR service at a time other than during the annual shopping period must remain on POLR service until the next open shopping period, and may, in certain circumstances, be subject to generation rate surcharges. Consistent with the terms of the POLR Settlement, Electric Utility's POLR rates for commercial and industrial customers will increase beginning January 2004, and for residential customers beginning June 2004. Also, Electric Utility has offered and entered into multiple-year POLR contracts with certain of its customers. Additionally, pursuant to the requirements of the Electricity Choice Act, the PUC is currently developing post-rate cap POLR regulations that are expected to further define post-rate cap POLR service obligations and pricing. As of September 30, 2003, less than 1% of Electric Utility's customers have chosen an alternative electricity generation supplier.

         We account for the operations of Gas Utility and Electric Utility in accordance with Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). SFAS 71 allows us to defer expenses and revenues on the balance sheet as regulatory assets and liabilities when it is probable that those expenses and income will be allowed in the ratemaking process in a period different from the period in which they would have been reflected in the income statement of an unregulated company. These deferred assets and liabilities are then flowed through the income statement in the period in which the same amounts are included in rates and recovered from or refunded to customers. As required by SFAS 71, we monitor our regulatory and competitive environments to determine whether the recovery of our regulatory assets continues to be probable. If we were to determine that recovery of these regulatory assets is no longer probable, such assets would be written off against earnings.

MANUFACTURED GAS PLANTS

From the late 1800s through the mid-1900s, UGI Utilities and its former subsidiaries owned and operated a number of manufactured gas plants ("MGPs") prior to the general availability of natural gas. Some constituents of coal tars and other residues of the manufactured gas process are today considered hazardous substances under the Superfund Law and may be present on the sites of former MGPs. Between 1882 and 1953, UGI Utilities owned the stock of subsidiary gas companies in Pennsylvania and elsewhere and also operated the businesses of some gas companies under agreement. Pursuant to the requirements of the Public Utility Holding Company Act of 1935, UGI Utilities divested all of its utility operations other than those which now constitute Gas Utility and Electric Utility.

         UGI Utilities does not expect its costs for investigation and remediation of hazardous substances at Pennsylvania MGP sites to be material to its results of operations because Gas Utility is currently permitted to include in rates, through future base rate proceedings, prudently incurred remediation costs associated with such sites. UGI Utilities has been notified of several sites outside Pennsylvania on which (1) MGPs were formerly operated by it or owned or operated by its former subsidiaries and (2) either environmental agencies or private parties are investigating the extent of environmental contamination or performing environmental remediation. UGI Utilities is currently litigating three claims against it relating to out-of-state sites.

         Management believes that under applicable law UGI Utilities should not be liable in those instances in which a former subsidiary owned or operated an MGP. There could be, however, significant future costs of an uncertain amount associated with environmental damage caused by MGPs outside Pennsylvania that UGI Utilities directly operated, or that were owned or operated by former subsidiaries of UGI Utilities, if a court were to conclude that (i) the subsidiary's separate corporate form should be disregarded or (ii) UGI Utilities should be considered to have

                                              UGI Corporation 2003 Annual Report

been an operator because of its conduct with respect to its subsidiary's MGP.

         With respect to a manufactured gas plant site in Manchester, New Hampshire, EnergyNorth Natural Gas, Inc. ("EnergyNorth") filed suit against UGI Utilities seeking contribution from UGI Utilities for response and remediation costs associated with the contamination on the site of a former MGP allegedly operated by former subsidiaries of UGI Utilities. UGI Utilities and EnergyNorth agreed to a settlement of this matter in June 2003. UGI Utilities recorded its estimated liability for contingent payments to EnergyNorth under the terms of the settlement agreement which did not have a material effect on Fiscal 2003 net income.

         In April 2003, Citizens Communications Company ("Citizens") served a complaint naming UGI Utilities as a third party defendant in a civil action pending in United States District Court for the District of Maine. In that action, the plaintiff, City of Bangor, Maine ("City") sued Citizens to recover environmental response costs associated with MGP wastes generated at a plant allegedly operated by Citizens' predecessors at a site on the Penobscot River. Citizens subsequently joined UGI Utilities and ten other third party defendants alleging that the third party defendants are responsible for an equitable share of costs Citizens may be required to pay to the City for cleaning up tar deposits in the Penobscot River. The City believes that it could cost as much as $50 million to clean up the river. UGI Utilities believes that it has good defenses to the claim.

         By letter dated July 29, 2003, Atlanta Gas Light Company ("AGL") served UGI Utilities with a complaint filed in the United States District Court for the Middle District of Florida in which AGL alleges that UGI Utilities is responsible for 20% of approximately $8.0 million incurred by AGL in the investigation and remediation of a former MGP site in St. Augustine, Florida. UGI Utilities formerly owned stock of the St. Augustine Gas Company, the owner and operator of the MGP. UGI Utilities believes that it has good defenses to the claim and is defending the suit.

         On September 20, 2001, Consolidated Edison Company of New York ("ConEd") filed suit against UGI Utilities in the United States District Court for the Southern District of New York, seeking contribution from UGI Utilities for an allocated share of response costs associated with investigating and assessing gas plant related contamination at former MGP sites in Westchester County, New York. The complaint alleges that UGI Utilities "owned and operated" the MGPs prior to 1904. The complaint also seeks a declaration that UGI Utilities is responsible for an allocated percentage of future investigative and remedial costs at the sites. ConEd believes that the cost of remediation for all of the sites could exceed $70 million. UGI Utilities believes that it has good defenses to the claim and is defending the suit. In November 2003, the court granted UGI Utilities' motion for summary judgement in part, dismissing all claims premised on a disregard of the separate corporate form of UGI Utilities' former subsidiaries and dismissing claims premised on UGI Utilities' operation of three of the MGPs under operating leases with ConEd's predecessors. The court reserved decision on the remaining theory of liability, that UGI Utilities was a direct operator of the remaining MGPs.

MARKET RISK DISCLOSURES

Our primary market risk exposures include (1) market prices for propane, natural gas and electricity; (2) changes in interest rates; and (3) foreign currency exchange rates.

         The risk associated with fluctuations in the prices the Partnership and our International Propane operations pay for propane is principally a result of market forces reflecting changes in supply and demand for propane and other energy commodities. The Partnership's profitability is sensitive to changes in propane supply costs, and the Partnership generally attempts to pass on increases in such costs to customers. The Partnership may not, however, always be able to pass through product cost increases fully, particularly when product costs rise rapidly. In order to reduce the volatility of the Partnership's propane market price risk, it uses contracts for the forward purchase or sale of propane, propane fixed-price supply agreements, and over-the-counter derivative commodity instruments including price swap and option contracts. International Propane's profitability is also sensitive to changes in propane supply costs. FLAGA uses derivative commodity instruments to reduce market risk associated with a portion of its propane purchases. Over-the-counter derivative commodity instruments utilized by the Partnership and FLAGA to hedge forecasted purchases of propane are generally settled at expiration of the contract. In order to minimize credit risk associated with its derivative commodity contracts, the Partnership monitors established credit limits with the contract counterparties. Although we use derivative financial and commodity instruments to reduce market price risk associated with forecasted transactions, we do not use derivative financial and commodity instruments for speculative or trading purposes.

         Gas Utility's tariffs contain clauses that permit recovery of substantially all of the prudently incurred costs of natural gas it sells to its customers. The recovery clauses provide for a periodic adjustment for the difference between the total amounts actually collected from customers through PGC rates and the recoverable costs incurred. Because of this ratemaking mechanism, there is limited commodity price risk associated with our Gas Utility operations. Gas Utility uses exchange-traded natural gas call option contracts to reduce volatility in the cost of gas it purchases for its retail core-market customers. The cost of these call option contracts, net of associated gains, is included in Gas Utility's PGC recovery mechanism.

         Prior to September 2002, Electric Utility purchased its electric power needs from UGID and under third-party power supply arrangements of various lengths and on the spot market. Beginning September 2002, Electric Utility began purchasing its power needs exclusively from third-party electricity suppliers under fixed-price energy and capacity contracts and, to a much lesser extent, on the spot market, and UGID began selling electric power produced from its interests in electricity generating facilities to third parties on the spot market. Prices for electricity can be volatile especially during periods of high demand or tight supply. Although the generation component of Electric Utility's rates is subject to various rate cap provisions as a result of the POLR Settlement, Electric Utility's fixed-price contracts with electricity suppliers mitigate most risks associated with offering customers a fixed price during the contract periods. However, should any of the suppliers under these contracts fail to provide electric power under the terms of the power and capacity contracts, increases, if any, in the cost of replacement power or capacity would negatively impact Electric Utility results. In order to reduce this non-performance risk, Electric Utility has diversified its purchases across several suppliers and entered into bilateral collateral arrangements with certain of them.

         UGID has entered into fixed-price sales agreements for a portion of the electricity expected to be generated by its interests in electricity generating assets. In the unlikely event that these generation assets would not be able to produce all of the electricity needed to supply electricity under these agreements, UGID would be required to purchase such electricity on the spot market or under contract with other electricity suppliers. Accordingly, increases in the cost of replacement power could negatively impact the Company's results.

         In order to manage market price risk relating to substantially all of Energy Services' forecasted fixed-price sales of natural gas, Energy Services purchases exchange-traded natural gas futures contracts or enters into fixed-price supply arrangements. Exchange-traded natural gas futures contracts are guaranteed by the New York Mercantile Exchange ("NYMEX") and have nominal credit risk. The change in market value of these contracts generally requires daily cash deposits in margin accounts with brokers. Although Energy Services' fixed-price supply arrangements mitigate most risks associated with its fixed-price sales contracts, should any of the natural gas suppliers under these arrangements fail to perform, increases, if any, in the cost of replacement natural gas would adversely impact Energy Services' results. In order to reduce this risk of supplier nonperformance, Energy Services has diversified its purchases across a number of suppliers.

         We have both fixed-rate and variable-rate debt. Changes in interest rates impact the cash flows of variable-rate debt but generally do not impact its fair value. Conversely, changes in interest rates impact the fair value of fixed-rate debt but do not impact their cash flows.

         Our variable-rate debt includes borrowings under AmeriGas OLP's Credit Agreement, borrowings under UGI Utilities' revolving credit agreements, and a substantial portion of FLAGA's debt. These debt agreements have interest rates that are generally indexed to short-term market interest rates. At September 30, 2003 and 2002, combined borrowings outstanding under these agreements totaled $119.7 million and $131.0 million, respectively. Based upon weighted-average borrowings outstanding under these agreements during Fiscal 2003 and Fiscal 2002, an increase in short-term interest rates of 100 basis points (1%) would have increased our interest expense by $1.8 million and $1.4 million, respectively.

         The remainder of our debt outstanding is subject to fixed rates of interest. A 100 basis point increase in market interest rates would result in decreases in the fair value of this fixed-rate debt of $57.1 million and $52.5 million at September 30, 2003 and 2002, respectively. A 100 basis point decrease in market interest rates would result in increases in the fair value of this fixed-rate debt of $61.7 million and $56.4 million at September 30, 2003 and 2002, respectively.

         Our long-term debt is typically issued at fixed rates of interest based upon market rates for debt having similar terms and credit ratings. As these long-term debt issues mature, we may refinance such debt with new debt having interest rates reflecting then-current market conditions. This debt may have an interest rate that is more or less than the refinanced debt. In order to reduce interest rate risk associated with near-term forecasted issuances of fixed-rate debt, from time to time we enter into interest rate protection agreements.

         The primary currency for which the Company has exchange rate risk is the U.S. dollar versus the euro. We do not currently use derivative instruments to hedge foreign currency exposure associated with our international propane businesses, principally FLAGA and Antargaz. As a result, the U.S. dollar value of our foreign-denominated assets and liabilities will fluctuate with changes in the associated foreign currency exchange rates. With respect to FLAGA, the net effect of changes in foreign currency exchange rates on their U.S. dollar denominated assets and liabilities would not be material because FLAGA's U.S. dollar denominated financial instrument assets and liabilities are not materially different in amount. With respect to our net investments in FLAGA and Antargaz, a 10% decline in the value of the euro versus the U.S. dollar would reduce their aggregate net book value by approximately $5.7 million, which amount would be reflected in other comprehensive income.

         The following table summarizes the fair values of unsettled market risk sensitive derivative instruments held at September 30, 2003 and 2002. It also includes the changes in fair value that would result if there were an adverse change in (1) the market price of propane of 10 cents a gallon; (2) the market price of natural gas of 50 cents a dekatherm; and (3) interest rates on ten-year U.S. treasury notes of 50 basis points.

                                                           Change in
                                         Fair Value       Fair Value
                                        ------------      ----------
(Millions of dollars)
September 30, 2003:
   Propane commodity price risk                $(0.6)          $(24.3)
   Natural gas commodity price risk             (1.0)            (9.2)
   Interest rate risk                            0.2             (2.4)

September 30, 2002:
   Propane commodity price risk                $ 9.8           $(11.1)
   Natural gas commodity price risk              5.1             (6.0)
   Interest rate risk                           (4.0)            (6.6)
                                               -----           ------

         Gas Utility's exchange traded natural gas call option contracts are excluded from the table above because any associated net gains or losses are included in Gas Utility's PGC recovery mechanism. Because the Company's derivative instruments generally qualify as hedges under SFAS 133, we expect that changes in the fair value of derivative instruments used to manage commodity or interest rate market risk would be substantially offset by gains or losses on the associated anticipated transactions.

24

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                                              UGI Corporation 2003 Annual Report

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements and related disclosures in compliance with generally accepted accounting principles requires the selection and application of appropriate accounting principles to the relevant facts and circumstances of the Company's operations and the use of estimates made by management. The Company has identified the following critical accounting policies that are most important to the portrayal of the Company's financial condition and results of operations. Changes in these policies could have a material effect on the financial statements. The application of these accounting policies necessarily requires management's most subjective or complex judgments regarding estimates and projected outcomes of future events which could have a material impact on the financial statements. Management has reviewed these critical accounting policies, and the estimates and assumptions associated with them, with its Audit Committee. In addition, management has reviewed the following disclosures regarding the application of these critical accounting policies with the Audit Committee.

LITIGATION ACCRUALS AND ENVIRONMENTAL REMEDIATION LIABILITIES. We are involved in litigation regarding pending claims and legal actions that arise in the normal course of our businesses. In addition, UGI Utilities and its former subsidiaries owned and operated a number of MGPs in Pennsylvania and elsewhere at which hazardous substances may be present. In accordance with accounting principles generally accepted in the United States of America, the Company establishes reserves for pending claims and legal actions or environmental remediation obligations when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Reasonable estimates involve management judgments based on a broad range of information and prior experience. These judgments are reviewed quarterly as more information is received and the amounts reserved are updated as necessary. Such estimated reserves may differ materially from the actual liability, and such reserves may change materially as more information becomes available and estimated reserves are adjusted.

REGULATORY ASSETS AND LIABILITIES. Gas Utility and Electric Utility are subject to regulation by the PUC. In accordance with SFAS No. 71, we record the effects of rate regulation in our financial statements as regulatory assets or regulatory liabilities. We continually assess whether the regulatory assets are probable of future recovery by evaluating the regulatory environment, recent rate orders and public statements issued by the PUC, and the status of any pending deregulation legislation. If future recovery of regulatory assets ceases to be probable, the elimination of those regulatory assets would adversely impact our results of operations. As of September 30, 2003, our regulatory assets totaled $60.3 million.

DEPRECIATION AND AMORTIZATION OF LONG-LIVED ASSETS. We compute depreciation on UGI Utilities' property, plant and equipment on a straight-line basis over the average remaining lives of its various classes of depreciable property and on our other property, plant and equipment on a straight-line basis over estimated useful lives generally ranging from 2 to 40 years. We also use amortization methods and determine asset values of intangible assets other than goodwill using reasonable assumptions and projections. Changes in the estimated useful lives of property, plant and equipment and changes in intangible asset amortization methods or values could have a material effect on our results of operations.

IMPAIRMENT OF GOODWILL. Certain of the Company's business units have goodwill resulting from purchase business combinations. In accordance with SFAS 142, each of our reporting units with goodwill is required to perform impairment tests annually or whenever events or circumstances indicate that the value of goodwill may be impaired. In order to perform these impairment tests, management must determine the reporting unit's fair value using quoted market prices or, in the absence of quoted market prices, valuation techniques which use discounted estimates of future cash flows to be generated by the reporting unit. These cash flow estimates involve management judgments based on a broad range of information and historical results. To the extent estimated cash flows are revised downward, the reporting unit may be required to write down all or a portion of its goodwill which would adversely impact our results of operations. As of September 30, 2003, our goodwill totaled $671.5 million.

DEFINED BENEFIT PENSION PLAN. The costs of providing benefits under our Pension Plan are dependent on historical information such as employee age, length of service, level of compensation and the actual rate of return on plan assets. In addition, certain assumptions relating to the future are utilized including, the discount rate applied to benefit obligations, the expected rate of return on plan assets and the rate of compensation increase. Pension Plan assets are held in trust and consist principally of equity and fixed income mutual funds and a commingled bond fund. Changes in plan assumptions as well as fluctuations in actual equity or bond market returns could have a material impact on future pension costs.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"). SFAS 148 provides alternative methods of transition for an entity that voluntarily changes to a fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to require more prominent disclosure about the effects on reported net income of stock-based employee compensation. As permitted by SFAS 148 and SFAS 123, the Company expects to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and will continue to provide the prominent disclosures required in its annual and interim financial statements.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging

Activities" ("SFAS 149"). SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying- rate, price or index to conform it to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (4) amends certain other existing pronouncements. SFAS 149 did not change the methods the Company uses to account for and report its derivatives and hedging activities.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 establishes guidelines on how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 further defines and requires that certain instruments within its scope be classified as liabilities on the financial statements. The adoption of SFAS 150 resulted in the Company presenting UGI Utilities preferred shares subject to mandatory redemption in the liabilities section of the balance sheet, and reflecting dividends paid on these shares as a component of interest expense, for all periods presented after June 30, 2003. Because SFAS 150 specifically prohibits the restatement of financial statements prior to its adoption, prior period amounts have not been reclassified.

         In January 2003, the FASB issued Financial Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 is effective immediately for variable interest entities created or obtained after January 31, 2003. For variable interests created or acquired before February 1, 2003, FIN 46 is effective for the first fiscal or interim period beginning after December 15, 2003. If certain conditions are met, FIN 46 requires the primary beneficiary to consolidate certain variable interest entities in which the other equity investors lack the essential characteristics of a controlling financial interest or their investment at risk is not sufficient to permit the variable interest entity to finance its activities without additional subordinated financial support from other parties. The Company has not created or obtained any variable interest entities after January 31, 2003, and is currently in the process of evaluating the impact of FIN 46, which is not expected to have a material effect on its financial position or results of operations.

FORWARD-LOOKING STATEMENTS

Information contained in this Financial Review and elsewhere in this Annual Report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements use forward-looking words such as "believe," "plan," "anticipate," "continue," "estimate," "expect," "may," "will," or other similar words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future.

         A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that actual results almost always vary from assumed facts or bases, and the differences between actual results and assumed facts or bases can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the following important factors which could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements: (1) adverse weather conditions resulting in reduced demand; (2) price volatility and availability of propane, oil, electricity, and natural gas and the capacity to transport them to our market areas; (3) changes in laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from the same and alternative energy sources; (5) failure to acquire new customers thereby reducing or limiting any increase in revenues; (6) liability for environmental claims; (7) customer conservation measures and improvements in energy efficiency and technology resulting in reduced demand; (8) adverse labor relations; (9) large customer, counterparty or supplier defaults; (10) liability for personal injury and property damage arising from explosions and other catastrophic events, including acts of terrorism, resulting from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and propane including liability in excess of insurance coverage; (11) political, regulatory and economic conditions in the United States and in foreign countries; (12) interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; (13) reduced distributions from subsidiaries; and
(14) the timing and success of the Company's efforts to develop new business opportunities.

         These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. We undertake no obligation to update publicly any forward-looking statement whether as a result of new information or future events except as required by federal securities laws.

26